Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (this "Sublease") is entered into as of July 8, 2015 (the "Effective Date"), by and among SKINMEDICA, INC., a Delaware corporation ("Sublandlord"), and SEASPINE ORTHOPEDICS CORPORATION, a Delaware corporation ("Subtenant"), with reference to the following facts:

RECITALS

A. Sublandlord, as Tenant, and SNH Carlsbad LP (as successor-in-interest to LBA RN -Company XXI, LLC, a Delaware limited liability company) ("Landlord"), as Landlord, are the parties to that certain Lease dated as of April 3, 2012 (the "Lease").

B. The Lease covers certain premises including the building comprising approximately 81,712 square feet of rentable square feet and related improvements located at 5770 Armada Drive, Carlsbad, California, all as more particularly described in the Lease (the "Premises") .

C. Sublandlord wishes to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord, the Premises.

AGREEMENT

THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sub landlord and Subtenant agree as follows:

1. GRANT; SUBLEASE SUBJECT TO LEASE.

(a) Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby subleases the Premises from Sublandlord, according to the terms and conditions of this Sublease. Subject to any limitations set forth in the Lease, the Premises will be used for general office and other related uses permitted under the project zoning. Except as otherwise expressly stated herein to the contrary, this Sublease and the real property interest created by this Sublease are subject and subordinate to all the terms and conditions of the Lease. Terms defined in the Lease will have the same meaning when used herein unless such terms are specifically defined herein. In the event of a conflict between the Lease and this Sublease with respect to the rights and obligations of Sub landlord and Subtenant vis-a-vis each other, the terms of this Sublease shall prevail. Notwithstanding anything to the contrary herein, the effectiveness of this Sublease is expressly conditioned upon the written consent of Landlord hereto, which consent shall (among other items) expressly confirm that (i) the maximum deductible amount for insurance pursuant to Article 14 of the Lease is $100,000, and not $50,000 and (ii) LBA Realty LLC is no longer required to be named as an additional insured on such insurance policies. Subtenant shall provide Landlord with access to speak to a financial officer of Subtenant upon request and shall otherwise provide such information as Landlord shall reasonably request, including, without limitation, the information required by Section 20.02 of the Lease. Sublandlord and Subtenant shall also execute the Landlord's consent form, if required by Landlord and if in a reasonable form. Sublandlord shall diligently proceed to attempt to obtain the written consent of Landlord to this Sublease and shall pay the non-refundable administrative fee pursuant to Section 20.03 of the Lease, but neither Sublandlord nor Subtenant shall be required to pay any additional amounts associated with obtaining such consent. If Sublandlord fails to obtain Landlord's consent on or before August 31, 2015, then either Sublandlord or Subtenant may terminate this Sublease by giving written notice of such election to the other party prior to the obtaining of such consent by Sublandlord from Landlord, and Sublandord shall return to Subtenant any Base Rent paid hereunder.

(b) All of the terms and conditions of the Lease {including, without limitation, to the extent applicable to the Sublease Term (as defined below), all of the obligations of Sub landlord to reimburse Landlord for any costs incurred by Landlord in accordance with the terms of the Lease), modified as provided below, in Section 4 or elsewhere in this Sublease, are hereby incorporated into this Sublease to the same extent as if Subtenant were named the "Tenant" and Sublandlord were named the "Landlord" under the Lease. For the purposes of incorporation, the terms of the Lease are subject to the following additional modifications (to the extent that such modifications allocate responsibilities between Sublandlord and Subtenant);

(c) In all provisions of the Lease requiring the approval or consent of Landlord (in its capacity as Landlord under the Lease), Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord, which consent by both Landlord and Sublandlord shall be subject to the qualifications contained in the Lease unless otherwise provided herein;

(d) In all provisions of the Lease requiring Sublandlord (in its capacity as Tenant under the Lease) to submit, exhibit to, supply or provide Landlord (in its capacity as Landlord under the Lease) with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord;

(e) In all provisions of the Lease which obligate Landlord to deliver notices, statements, invoices or other information to Sublandlord (in its capacity as Tenant under the Lease), Sublandlord shall forward such information, promptly after receipt thereof from Landlord, to Subtenant if and to the extent applicable to the Subtenant or this Sublease; and

(t) Notwithstanding anything contained in the Lease to the contrary, (i) Sublandlord shall not be required to take any actions, nor shall Sublandlord assume any obligation or liability (including, without limitation, the maintenance of any insurance), which the Lease contemplates will be taken or assumed by Landlord and (ii) neither this Sublease nor a memorandum hereof shall be recorded.

(g) It is the intent of the parties hereto that Sublandlord receive all of the benefits of the Lease which accrue to Landlord (including, without limitation, all obligations to indemnify Landlord as set forth in the Lease), but that Sublandlord is not assuming any of the obligations of Landlord pursuant to the Lease, except as otherwise expressly set forth herein. Without limiting the foregoing, any benefits of the Lease which accrue to Landlord, but which have exceptions due to Landlord's negligence, gross negligence, willful misconduct or other acts of Landlord, shall continue to accrue to Sublandlord notwithstanding such exceptions.

2. TERM.

The term of this Sublease (the "Sublease Term") shall commence on the earlier to occur of the commencement of business operations by Tenant within the Premises or October 1, 2015 (such earlier date being the "Commencement Date"), and continue through April 28, 2027 (the "Sublease Expiration Date"), unless sooner terminated in accordance with any of the provisions hereof. After (a) full execution and delivery of this Sublease, (b) the obtaining of all consents required from the Landlord, (c) Subtenant having made payment to Sublandlord of the first month's Minimum Rent and the first month's estimated Operating Expenses in the amount of Forty-Three Thousand Three Hundred Seven and 361100Dollars ($43,307.36) (as required by Section 4 below), and (d) Subtenant's providing proof of all of the insurance coverages required pursuant to

Section 6 below, Subtenant shall be entitled to enter upon the Premises on or after August 1, 2015 solely for the purpose of completing Tenant's improvements therein and for fixturizing the space. Any such early occupancy shall be subject to all of the terms of this Sublease and all of the terms of the Lease. Notwithstanding the foregoing, Tenant shall not be obligated to pay Minimum Rent or Operating Expenses during the period of any such early occupancy, except that Tenant shall be required to pay utility charges and other expenses which are based upon actual usage of the Premises and which would not have been incurred (or which would have been incurred at a lower amount) without such early occupancy. Tenant shall commence paying Minimum Rent and Operating Expenses commencing on the Commencement Date.

3. CONDITION OF PREMISES.

All HVAC, mechanical and electrical systems serving the Premises shall be in good working order at the time of delivery of the Premises to Subtenant (including delivery for early occupancy pursuant to Section 2 above); provided that such warranty shall not apply to any repair required due to the misuse thereof by Subtenant or other actions of Subtenant. Except as expressly provided above, the Premises shall be delivered in its current "as-is" condition and configuration, with no representations or warranties of any kind. By entering into this Sublease, Sublandlord shall be deemed to have conveyed to Subtenant, and Subtenant shall be deemed to have accepted, all of Sublandlord's title to, all furniture, fixtures and equipment located on the Premises; provided that (a) such conveyance shall expressly exclude (and Sublandlord shall remain the owner of) the telecommunications equipment and information technology located on the Premises and owned by Sublandlord immediately prior to the entering into of this Sublease (which is used to maintain the connectivity with the firellife safety systems) and (b) such conveyance shall be on an "as-is" basis with no representations or warranties. The furniture, fixtures and equipment that will remain are comprised of the physical racks and the data ports which populate the racks, as well as the cables to the offices/cubes/and other areas from the data ports. Upon the expiration of the term of this Sublease or the earlier termination hereof, Subtenant shall remove all such furniture, fixtures and equipment and repair any damage resulting from such removal.

4. MINIMUM RENT.

Notwithstanding anything to the contrary in the Lease or in this Sublease, commencing on the Commencement Date and continuing throughout the Sublease Term, Subtenant shall pay to Sublandlord, without offset, abatement, counterclaim or deduction, monthly base rent (the "Minimum Rent"). Commencing as of the Commencement Date, Minimum Rent shall be in the amount of Eighty-Five Thousand Seven Hundred Ninety-Seven and 60/100 Dollars ($85,797.60) per month. Effective on each one (1) year anniversary of the Commencement Date (or the first day of the next succeeding month if the Commencement Date does not occur as of the first day of a month), the Minimum Rent shall be increased to the product obtained by multiplying the Minimum Rent then in effect by one hundred three percent (103%). Notwithstanding the foregoing, provided Subtenant is not in default under this Sublease beyond any applicable cure period, Sublandlord agrees to abate Subtenant's obligation to pay Minimum Rent during months two (2), four (4), six (6), twelve (12), twenty-four (24), thirty-six (36), forty-eight (48), sixty (60), seventy-two (72), eighty-four (84) and ninety-six (96) of the Sublease Term. During such abatement period, Subtenant will still be responsible for the payment of Operating Expenses and all other monetary obligations under this Sublease. Subtenant acknowledges that any default by Subtenant under this Sublease will cause Sublandlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefor, should Subtenant at any time during the Sublease Term be in default beyond any applicable cure period, then the total sum of such abated rent so conditionally excused shall become immediately due and payable by Subtenant to Sublandlord; provided, however, Subtenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Sublandlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Subtenant defaults under this Sublease beyond any applicable cure period.

The Minimum Rent shall be due and payable on the first day of each month during the Sublease Term, in advance and without notice or demand; provided that if the Commencement Date is not the first day of a calendar month, then (a) the Minimum Rent for the month in which the Commencement Date occurs shall be prorated based upon a thirty (30) day month and the number of days in such month from and after the Commencement Date (and shall be paid by Subtenant on or before the Commencement Date) and (b) such partial month shall be deemed to be the first month of the Sublease Term for all purposes of this Sublease. All amounts due Sublandlord hereunder, including, without limitation, Minimum Rent, shall be paid to Sublandlord at 2525 Dupont Drive MN-IA, Irvine, California 92612, Attention: Tim Stoaks, Sr. Manager Construction/Facilities & Real Estate, Corporate Engineering or at any other address provided to Subtenant in writing pursuant to this Sublease. Notwithstanding the foregoing, the Minimum Rent for the first full calendar month of this Sublease in the amount of Eighty-Five Thousand Seven Hundred Ninety-Seven and 60/100 Dollars ($85,797.60), plus the first full calendar month's estimated Operating Expenses in the amount of Forty-Three Thousand Three Hundred Seven and 36/100 Dollars ($43,307.36), shall be due and payable and delivered to Sublandlord on the Effective Date.

If Subtenant fails to pay any sum due to Sublandlord under this Lease within ten (10) days of its due date, Subtenant shall pay to Sublandlord, as additional rental, a late charge equal to five percent (5%) of the overdue amount. In addition, any sum due from Subtenant which is not paid within ten (10) days of its due date shall bear interest at the lesser of (a) four percent (4%) plus the prime rate reported in the Wall Street Journal as closest prior to the date when due or (b) the highest rate then allowed under usury laws of the State of California, in either event from the date due until paid.

5. SECURITY DEPOSIT.

Subtenant covenants to deliver to Sublandlord, within five (5) days of the filing of such reports with any agency, full and complete copies of Subtenant's quarterly financial statements (including, without limitation, any 10K and/or 10Q reports). If such reports are no longer filed for any reason, or if any such report does not clearly disclose that Subtenant's cash balance is equal to or greater than Ten Million Dollars ($10,000,000), then Subtenant shall, concurrently with the delivery to Sublandlord of the applicable report (or within five (5) days after the date such report would have otherwise been required to be filed if such report was still required to be filed), deposit with Sublandlord, by wire transfer of immediately available funds, a security deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Security Deposit"). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all of the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. If Subtenant defaults with respect to any provision of this Sublease including, but not limited to, any provision relating to the payment of money, Sublandlord may (but shall not be required to) use, retain and apply all or any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Sublandlord may spend or become obligated to spend by reason of Subtenant's default, or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer as a result of Subtenant's default. If any portion of the Security Deposit is so used or applied, Subtenant shall, within five (5) days after written demand thereof, deposit with Sublandlord by wire transfer of immediately available funds an amount sufficient to restore the Security Deposit to its original amount, and Subtenant's failure to do so shall constitute a material default under this Sublease without any notice or cure period. Sublandlord shall not be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on the Security Deposit. Any unused portion of the Security Deposit shall be returned to Subtenant within thirty (30) days following the expiration of the Sublease Term or vacation of the Premises by Subtenant, whichever event occurs last. Subtenant acknowledges and agrees that in the event Subtenant shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto, or if an involuntary petition is filed against Subtenant pursuant to the Bankruptcy Code or any successor thereto, then Sublandlord may apply the Security Deposit towards those obligations of Subtenant to Sublandlord which accrued prior to the filing of such petition.

6. INSURANCE.

Subtenant agrees to obtain and maintain throughout the Sublease Term insurance meeting the requirements of Article 14 of the Lease (with a deductible not to exceed $100,000); provided that such insurance shall be primary (and any insurance carried by Sublandlord or Landlord shall be excess and non-contributory). Subtenant shall name Landlord and Sublandlord as additional insureds under its insurance policies, shall cause the waiver of subrogation to apply to each of Landlord, any other entity designated by Landlord and Sublandlord, and shall provide certificates evidencing the required insurance to Sublandlord and Landlord prior to and as a condition of occupancy of the Premises. All other provisions of Article 14 of the Lease which are for the benefit of Landlord shall also be for the benefit of Sublandlord. Notwithstanding anything contained herein to the contrary, Sublandlord shall not be required to carry any insurance (including, without limitation, pursuant to Article 15 of the Lease), and all of such obligations shall remain solely with Landlord.

7. THE LEASE.

(a) Subtenant covenants and agrees that all obligations of Sublandlord under the Lease commencing on the date possession is first delivered to Subtenant (except that the obligation to pay Minimum Rent and Operating Expenses shall be governed by Sections 2 and 4 above) and continuing throughout the Sublease Term shall be done or performed by Subtenant with respect to the Premises, except as otherwise provided by this Sublease, and Subtenant's obligations shall run to Sublandord or Landlord as Sublandord may determine to be appropriate or as may be required by the respective interests of Sublandord and Landlord. Notwithstanding the foregoing, but without limiting the provisions of Section 1 above or the provisions of Sections 7(b) through (e) below, (i) the Term shall be as provided in this Sublease and the Sublease Expiration Date shall be April 28, 2027 (and the foregoing shall supersede the provisions of Sections 1.6, 1.7 and 4.1 to the contrary), (ii) the Minimum Rent shall be as provided in this Sublease (and the foregoing shall supersede the provisions of Section 1.8 and any other provisions of the Lease relating to Monthly Base Rent), (iii) the provisions of Sections 1.10, 1.13, 1.16 and 1.17 (and all references to the Buffini Sublease, the Existing Subtenants and the Existing Subleases) shall not apply to this Sublease, (iv) Sublandlord shall not be required to indemnify Subtenant pursuant to any provision of the Lease, including, without limitation, the provisions of Section 16.3 of the Lease, but Sublandlord shall, at Subtenant's request and at no cost or liability to Sublandlord, cooperate with Subtenant in obtaining the benefit of any indemnity provided by Landlord for the benefit of Sublandlord pursuant to the Lease, (v) Sublandlord shall have no obligation to make any repairs to the Premises which are the obligation of Landlord, including, without limitation, pursuant to Article 17 or 18 of the Sublease, but Sublandlord shall, at Subtenant's request and at no cost or liability to Sublandlord, cooperate with Subtenant in obtaining the benefit of any repair obligations provided by Landlord for the benefit of Sublandlord pursuant to the Lease, (vi) Sublandlord expressly reserves all rights of the Tenant under the Lease to terminate the Lease (as set forth therein), (vii) the provisions of Section 9 below shall apply with respect to any brokers' fee payable pursuant to this Sublease, (viii) all references in the Lease to Tenant Improvements, Tenant Improvement Work or the Work Letter (including all of Exhibit C to the Lease) are hereby deleted in their entirety, and (ix) none of the Riders to the Lease shall be deemed to have been assigned to Subtenant, and Subtenant shall have no rights under any of such Riders.

(b) Except as otherwise provided in this Sublease, Sublandlord agrees that Subtenant shall be entitled to receive all utilities, services and repairs to be provided by Landlord to Sublandlord under the Lease with respect to the Premises (including, without limitation, pursuant to Article 7 of the Lease), and that Subtenant shall be entitled to all signage rights and parking rights that Sublandlord has under the Lease with respect to the Premises. Subtenant shall look solely to Landlord for all such utilities, services and repairs, and with respect to all such signage and parking rights, and shall not, under any circumstances, seek nor require Sublandlord to perform or provide any of such utilities, services or repairs, nor such signage or parking rights, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of

Landlord's default under the Lease. Any condition resulting from a default by Landlord shall not constitute an eviction, actual or constructive, of Subtenant unless the same constitutes an eviction of Sublandlord under the Lease and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the rent provided for in this Sublease, provided that Subtenant will receive the same proportionate reduction and/or abatement of the rent (based upon the total rent payable by Sublandlord under the Lease) as is actually provided to Sublandlord under the Lease. In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Lease. Notwithstanding the foregoing, in the event of any default or failure of performance by Landlord, Sublandlord agrees, upon notice from Subtenant, to make demand upon Landlord to perform its obligations under the Lease and, provided that Subtenant specifically agrees to pay in advance all reasonable costs of Sublandlord, to take appropriate legal action to enforce the Lease with attorneys selected by Subtenant. Subtenant shall indemnify, defend and hold Sublandlord harmless from all claims, costs, demands, liabilities and expenses incurred in connection with the bringing of any such legal action.

(c) In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under, this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available to Landlord under the Lease in the event of a similar default on the part of Sublandlord thereunder.

(d) Sublandlord shall have no obligation to Subtenant to restore or reconstruct any portion of the Premises after any destruction and/or taking by eminent domain, it being understood that such restoration and reconstruction obligations shall be held solely by the Landlord as stated in the Lease.

(e) Sublandlord shall have no obligation to Subtenant to repair any portion of the Premises, it being understood that such repair obligations shall be held solely by the Landlord as stated in the Lease.

8. TENANT IMPROVEMENTS.

Subtenant acknowledges that, without limiting any other restrictions or conditions set forth in the Lease, any improvements or alterations that Subtenant desires to make to the Premises shall be subject to the prior written approval of Sub landlord (including, without limitation, approval of the plans and specifications for such improvements or alterations). In addition, Sublandlord and Landlord may require removal and restoration of any improvements or alterations at the end of the Sublease Term (provided that, as a condition to Sublandlord requiring removal and restoration of any improvements or alterations requiring Sublandlord's consent, Sublandlord shall notify Subtenant of the requirement of such removal and/or restoration of any such improvements or alterations at the time of approving the improvements or alterations), and Subtenant shall timely perform any removal and/ or restoration as required by Sublandlord and/or Landlord. As a condition to approving any improvement or alteration that requires removal and/or restoration, Sublandlord may require that Subtenant deliver to Sublandlord a letter of credit (a) in an amount equal to the estimated future cost of any required removal and/or restoration of any such improvement or alteration, (b) from a financial institution approved by Sublandlord, and (c) in form and substance approved by Sublandlord.

9. BROKERS.

Sublandlord will be responsible for the payment of all brokerage commissions due to CBRE, Inc. (broker for Sublandlord) and CBRE, Inc. shall pay a portion of such brokerage commission to E: Align, Inc. (broker for Subtenant) for the transaction set forth in this Sublease. Each of Subtenant and Sublandlord warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Sublease, and Subtenant and Sublandlord each agree to indemnify and hold each other harmless from any cost, expense or liability, including reasonable attorney's fees, for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Subtenant or Sublandlord, respectively, in connection with the negotiation of this Sublease. Notwithstanding anything to the contrary contained in this Sublease, Section 31.1 of the Lease is not incorporated herein by reference and neither Sublandlord nor Subtenant shall be obligated to comply with the provisions thereof vis-a-vis each other.

10. NOTICES.

All notices required or permitted by this Sublease shall be in writing and may be delivered in person (by hand delivery or professional messenger service) to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested or delivered by Express Mail of the U.S. Postal Service or Federal Express or any other reputable courier service guaranteeing overnight delivery, charges prepaid, and addressed as set forth to the parties at the following addresses:

If to Sublandlord:	SkinMedica, Inc.
c/o Allergan USA Inc. 2525 Dupont Drive, MN-1A Irvine, California 92612 Attention: Tim Stoaks, Sr. Manager, Construction/Facilities & Real Estate, Corporate Engineering

With copies to:	Allergan plc
c/o Actavis, Inc. Morris Corporate Center III 400 Interpace Parkway Parsippany, NJ 07054 Attention: Marco Fei

And:	The Wolfson Law Firm
27422 Portola Parkway, Suite 300 Foothill Ranch, California 92610 Attention: Kenneth A. Wolfson, Esq.

If to Subtenant:	SeaSpine Orthopedics Corporation
2 Goodyear Irvine, CA 92618 Attention: Brian Baker, VP Operations

With copies to:	SeaSpine Orthopedics Corporation
2 Goodyear Irvine, CA 92618 Attn: John Bostjancic, Chief Financial Officer

And:	SeaSpine Orthopedics Corporation
2 Goodyear Irvine, CA 92618 Attn: Patricia F. Jacobson, Corporate Counsel

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed effective seventy-two (72) hours after the same is so addressed and mailed in California with postage prepaid. Notices delivered by overnight service shall be deemed effective on the date which is twenty-four (24) hours after delivery of the same, charges prepaid, to the U.S. Postal Service or private courier. Any notice or other document sent by any other manner shall be effective only upon actual receipt thereof. Any party may change its address for purposes of this Section by giving notice to the other party as herein provided.

11. DEFAULT BY SUBLANDLORD.

In the event that Sublandlord fails to perform Sublandlord's obligations expressly retained by Sublandlord under this Sublease, then Subtenant shall give Sublandlord written notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, such period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord Subtenant's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees and court costs).

12. SURRENDER.

The provisions of Section 21.1 of the Lease, and any other provisions of the Lease referring to the Expiration Date (together with the provisions of Section 8 of this Sublease), shall apply to the Subtenant as of the Sublease Expiration Date or the earlier termination of this Sublease.

13. ASSIGNMENT.

Without limiting the other provisions of the Lease and this Sublease, Subtenant acknowledges and agrees that any further assignment, subletting, licensing or other transfer by Subtenant must comply with all of the provisions of Article 20 of the Lease. Sublandlord shall not unreasonably withhold, condition or delay its consent to any such assignment, subletting, licensing or other transfer. Notwithstanding the foregoing, Subtenant shall have the right at any time, without Sublandlord's approval or consent (but expressly subject to Landlord's approval to the extent required pursuant to the Lease), to sub-sublease, assign or otherwise permit occupancy of all or any portion of the Premises to any entity controlling, controlled by, or under common control with Subtenant, or to any successor corporation, whether by merger, consolidation or otherwise, or to any person who purchases all or substantially all of Subtenant's assets. For purposes hereof, "controlling," "controlled by," and "under common control with" shall mean the power to control the day-to-day operations of the applicable entity, together with ownership of greater than fifty percent of the voting and economic interests of the applicable entity. No assignment, subletting, license or other transfer by Subtenant shall release Subtenant of its liability hereunder, and any assignee shall expressly assume, for the benefit of Sublandlord, all obligations of Subtenant hereunder.

14. INDEMNIFICATION.

In addition to any provisions of the Lease, Subtenant hereby agrees to indemnify, defend, protect and hold Sublandlord harmless from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees and court costs, arising or resulting from (a) any occurrence in the Premises from and after the date possession is delivered to Subtenant hereunder, except to the extent caused by the gross negligence or illegal act of Sublandlord, (b) any act or omission of Subtenant or any of Subtenant's contractors, employees or agents, (c) the use of the Premises and/or the conduct of Subtenant's business by Subtenant or any of Subtenant's contractors, employees or agents and/or (d) any default by Subtenant as to any obligations on Subtenant's part to be performed under this Sublease. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property.

15. TIME PERIODS.

All provisions of the Lease which require Tenant to respond to Landlord thereunder within a specified time period are hereby shortened so that Subtenant must respond to Sublandlord two (2) business days prior to the date Sublandlord (as Tenant under the Lease) is required to respond to Landlord. In addition, all provisions of the Lease which require Landlord to respond to Tenant thereunder within a specified time period are hereby lengthened so that Sublandlord must respond to Subtenant two (2) business days after the date Landlord is required to respond to Sublandlord (as Tenant under the Lease).

16. ENTIRETY OF AGREEMENT.

This Sublease, together with the Lease as incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

17. COUNTERPARTS.

This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Sublease, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Sublease to physically form one document.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

SKINMEDICA, INC.,
a Delaware corporation

By:	/s/ Debra D. Condino
Name:	Debra D. Condino
Its:	Assistant Secretary

SUBTENANT:

SEASPINE ORTHOPEDICS CORPORATION,
a Delaware corporation

By:	/s/ Keith Valentine
Name:	Keith Valentine
Its:	Chief Executive Officer